Exhibit 99.1

Mateon Therapeutics Raises Net Proceeds of Approximately $2.4 Million

in Financing Transaction

SOUTH SAN FRANCISCO, Calif. – April 16, 2018 – Mateon Therapeutics, Inc. (OTCQX:MATN), a biopharmaceutical company developing investigational drugs for the treatment of orphan oncology indications, today announced that it has completed a private placement transaction with accredited investors for the sale of 14,625,000 shares of unregistered Mateon common stock at a price of $0.20 per share. Investors in the placement will also receive warrants, with an exercise price of $0.40 per share, for the same number of shares as purchased in the private placement transaction. Gross proceeds of the transaction were $2.925 million, and net proceeds are estimated to be approximately $2.4 million. The transaction closed on April 12, 2018.

Divine Capital Markets LLC acted as the exclusive placement agent for the offering.

Mateon plans to file a registration statement with the SEC to register the shares of common stock issued in the financing as well as shares of common stock issuable upon exercise of the warrants. If all warrants are exercised, Mateon will receive an additional $5.85 million in gross and estimated net proceeds.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein. There shall not be any offer, solicitation of an offer to buy, or sale of securities in any state or jurisdiction in which such an offering, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Mateon

Mateon Therapeutics, Inc. is a biopharmaceutical company developing investigational drugs for the treatment of orphan oncology indications, with programs in acute myeloid leukemia and immuno-oncology. Mateon is committed to leveraging its product development expertise and intellectual property to bring improved and medically necessary new therapies to cancer patients worldwide.

Safe Harbor Statement

Certain statements in this news release, including, but not limited to, those concerning the filing of a registration statement with the SEC and the proceeds that would be received upon the exercise of warrants are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They can be affected by inaccurate assumptions Mateon might make or by known or unknown risks and uncertainties, including, but not limited to: the sufficiency of the Company’s cash resources to continue in business and to conduct and complete future clinical and pre-clinical trials; the uncertainties as to the future success of ongoing and planned clinical trials; and the unproven safety and efficacy of products under development or that may be developed in the future. Consequently, no forward-looking statement can be guaranteed, and actual results may vary materially. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Mateon’s reports to the Securities and Exchange Commission, including Mateon’s reports on Forms 10-Q, 8-K and 10-K. However, Mateon undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise.

CONTACT

Matthew M. Loar

Mateon Therapeutics, Inc.

(650) 635-7000

info@mateon.com